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  EXHIBIT - 11.1

                                            ACE LIMITED AND SUBSIDIARIES
                                          COMPUTATION OF EARNINGS PER SHARE



                                                                   Three Months Ended               Six Months Ended
                                                                        March 31                        March 31
                                                                   1996           1995             1996           1995
                                                                 -----------------------------------------------------
                                                                        (in thousands, except per share amounts)

  Earnings per share - Primary

  Weighted average shares outstanding                        46,105,114       47,182,802      46,107,816   47,281,905
  Average stock options outstanding (net of repurchased
  shares under the treasury stock method)                       354,507           61,219         354,507       61,219
                                                           ----------------------------------------------------------

  Weighted average shares and share equivalents
  outstanding                                                46,459,621       47,244,021      46,462,323   47,343,124
                                                             ========================================================

  Net income                                               $     56,803      $    51,926     $   150,339  $    53,296
                                                           ==========================================================

  Earnings per share                                     $        1.22     $         1.10  $       3.24$         1.13
                                                         ============================================================

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  Earnings per share - Assuming full dilution

  Weighted average shares outstanding                        46,105,114       47,182,802      46,107,816   47,281,905
  Average stock options outstanding (net of repurchased
  shares under the treasury stock method)                       363,585           61,219         363,585       61,219
                                                           ----------------------------------------------------------

  Weighted average shares and share equivalents
  outstanding                                                46,468,699       47,244,021      46,471,401   47,343,124
                                                             ========================================================

  Net income                                               $     56,803     $     51,926    $    150,339  $    53,296
                                                           ==========================================================

  Earnings per share                                    $         1.22    $         1.10$          3.24 $        1.13
                                                         ============================================================






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